Exhibit 99.1

Metabolix Announces Termination of Telles Joint Venture

Metabolix to Redefine Strategy for Bioplastics and Renewable Chemicals Platforms

CAMBRIDGE, Mass., January 12, 2012 — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today announced that the Archer Daniels Midland Company (ADM) has given notice of termination of the Telles, LLC joint venture for PHA bioplastics.  The effective date of the termination will be February 8, 2012.  Metabolix will hold a webcast conference call for investors today at 5:00 pm EST.

Telles was established as a joint venture between Metabolix and ADM in July 2006.  The joint venture sells PHA-based bioplastics, including Mirel and Mvera, in the US, Europe and other countries.

ADM recently undertook a strategic review of its business investments and activities and made the decision to focus resources outside of Telles.  As the basis for the decision, ADM indicated that the projected financial returns from the alliance were too uncertain.  After the termination, ADM will retain its manufacturing plant in Clinton, Iowa that has been producing Mirel resins for Telles.

All Metabolix technology that was used in the joint venture, including intellectual property rights, will revert solely to Metabolix.  In addition, Metabolix will have no ongoing obligation under the ledger account which was funded by ADM to finance the Clinton plant and certain Telles operating costs.

“Clearly, we are disappointed by ADM’s decision to withdraw from Telles.  While this is a setback, we remain committed to successfully commercializing PHA bioplastics.  Over the past few years, we now have proven the technology at industrial scale and believe that we now have the opportunity to launch this business with a different business model,” said Richard Eno, Chief Executive Officer of Metabolix.  He continued, “We sincerely thank our customers, distributors, and partners for their interest in developing PHA-based solutions to address a growing market need for bioplastics.  We will be evaluating alternate plans for commercialization and clearly wish to supply this growing market in the future.”

Richard Eno added, “Most of all, I would like to express my appreciation for the efforts put forth by the Telles and ADM Polymer teams, who have demonstrated the commercialization of PHA bioplastics at world scale.”

Metabolix is currently conducting a strategic review of its business priorities and plans for 2012.  The Company plans to continue focus on development of renewable industrial chemicals and noted that it has continued to make good forward progress and remains in ongoing discussions with potential partners.  In light of the Telles termination, Metabolix plans to retain a core team in its bioplastics group to provide continuity with the technology and market.  Due to the termination of the agreement with ADM, Metabolix is now free to open discussions with alternative manufacturing and commercialization partners for PHA bioplastics.

In conjunction with a shift in priorities for 2012, Metabolix will restructure its bioplastics business and downsize operations with details being finalized.  Metabolix ended 2011 with an unaudited cash and investment balance in excess of $78 million.  In 2012 the Company currently expects to take restructuring charges of approximately $2 to $3 million, resulting in estimated cash usage in 2012 between $23 and $28 million.  Metabolix  currently expects to end 2012 with cash and investment balances between $50 and $55 million.  Metabolix is committed to effectively managing its cash resources while creating significant value from its core technology platforms.  The Company will report 2011 yearend financial results and will discuss plans for 2012 during its yearend earnings call on March 6, 2012.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call on Thursday, January 12, 2012 at 5:00 p.m. (Eastern) to discuss the content of this announcement.  The Company will also answer questions from the investment community.  To participate, dial toll-free 1-888-500-6974 or 1-719-457-2707 (international). The pass code is 4086939.  The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 4086939.  The replay will be available beginning at 8:00 p.m. (Eastern) on Thursday, January 12, 2012 and will last through 11:59 p.m. (Eastern) January 26, 2012.  In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy.  The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice.  Metabolix is developing biosourced industrial chemicals and plastics, as well as a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The forward-looking statements in this release do not constitute guarantees of future performance.  Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expectations for launching the bioplastics business, accelerating activities in the Company’s renewable  industrial chemicals program, plans for restructuring the Metabolix business, and expected 2012 cash usage and restructuring charges, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including without limitation uncertainties related to the market for Mirel bioplastics, the Company’s ability to develop alternative manufacturing capabilities or new partnerships, the early stage of the Company’s planning for restructuring, and other risks and uncertainties that are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its quarterly form 10-Qs filed during 2011 and its 10-K for the year ended December 31, 2010.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:

Keith Giannini, Schwartz MSL, (781) 684-0770, metabolix@schwartzmsl.com

Investors:

James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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